EXHIBIT 99.1

Heat Biologics Announces Planned Transfer to the NYSE American

DURHAM, N.C., Feb. 2, 2022 (GLOBE NEWSWIRE) – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, announced today that it plans to change its listing from the Nasdaq Capital Market to the NYSE American stock exchange.

“We are pleased to announce our listing on the NYSE American, a global leader in listings for a range of sectors, including life sciences and technology,” said Jeff Wolf, Chairman and Chief Executive Officer of Heat. “As our company continues to grow and execute on upcoming milestones, we believe our stockholders will benefit from the broad exposure and international reach of this exchange.”

Heat expects to commence trading as an NYSE American-listed company when markets open on Monday, February 14, 2022. The Company’s common stock will continue to trade under its existing “HTBX” symbol. The Company will continue to trade on the Nasdaq Capital Market until the close of market on Friday, February 11, 2022.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies and vaccines to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in a Phase 2 trial, various infectious disease/biological threat programs in preclinical development and a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

Forward-Looking Statements

This release includes forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance and includes statements regarding the timing of the change of its listing to the NYSE American stock. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent annual report on Form 10-K filed with the SEC and other subsequent filings with the SEC for a further discussion of these risks and uncertainties. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact
David Waldman
+1 919 289 4017
investorrelations@heatbio.com